Exhibit 99.1

Focus Universal Inc. Announces Share Repurchase Program

ONTARIO, CA and LOS ANGELES, CA, April 5, 2023 – Focus Universal, Inc. (NASDAQ:FCUV) (“Focus” or the “Company”), a provider of patented hardware and software design technologies for Internet of Things (IoT) and 5G announced today that its Board of Directors (the “Board”) has approved a share repurchase program with authorization to purchase up to $7 million of its common stock.

"We remain committed to strategically deploying capital to drive long-term value for stockholders. We believe that the current macroeconomic environment, our business growth, and our long term development prospects present an attractive buying opportunity for our stock. This plan is a reflection of the confidence we have in our market opportunity and our strategy to invest for long-term growth, which we believe is not reflected in the current market valuation, while creating sustainable value for our long term shareholders," said CEO Desheng Wang.

Focus Universal may repurchase shares from time to time through open market purchases, in privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in accordance with applicable securities laws and other restrictions. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, and other considerations. The authorization may be suspended or discontinued at any time and does not obligate the company to acquire any amount of common stock.

Forward-Looking Statements:

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all, and other factors discussed in the "Risk Factors" section of the preliminary prospectus filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof and Focus Universal specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Focus Universal

Focus Universal Inc. (NASDAQ: FCUV) is a provider of patented hardware and software design technologies for Internet of Things (IoT) and 5G. The Company has developed five patented technology platforms with 26 patents and patents pending in various phases and 8 trademarks pending in various phases to solve the major problems facing hardware and software design and production within the industry today. These technologies combined to have the potential to reduce costs, product development timelines and energy usage while increasing range, speed, efficiency, and security. Focus currently trades on the Nasdaq Global Markets and is in the Russell 2000 Index.

For investor and media inquiries, please contact:

Skyline Corporate Communications Group, LLC

Lisa Gray

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

lisa@skylineccg.com

For company inquiries, please contact:

Investor Relations

626-272-3883

ir@focusuniversal.com

SOURCE: Focus Universal Inc.